EXHIBIT 99.1

[WCC Logo]

NEWS RELEASE

One Park Place, 621 NW 53rd Street, Suite 700, Boca Raton, FL 33487

CR-03-24

WACKENHUT CORRECTIONS’ SECOND QUARTER
NET INCOME INCREASED 17% TO $6.3 MILLION

•	Achieved quarterly EPS of $0.29 — net income of $6.3 million
•	Contribution from Operations Grew 27% to $20.1 Million from $15.8 Million
•	Successfully purchased controlling interest from 57% shareholder, Group 4 Falck, on July 9

Boca Raton, Fla. — August 7, 2003 — Wackenhut Corrections Corporation (NYSE: WHC) (“WCC”) today reported second quarter 2003 earnings per share of $0.29 or $6.3 million compared with $0.25 or $5.4 million in the second quarter of 2002, a 17 percent increase. For the first half of the year, earnings per share were $0.54 or $11.5 million compared with $0.50 or $10.6 million for the first six months of 2002.

Revenue for the second quarter increased to $153 million compared with $141 million in the second quarter of 2002. Revenue for the first six months of 2003 increased to $298 million compared with $281 million during the first six months of last year. Increases in revenues for the first and second quarters of 2003 are attributable to the opening of the Lawrenceville Correctional Facility in Virginia in March of this year, a strengthening of the Australian dollar, improved occupancy rates and contractual adjustments for inflation.

Contribution from operations for the second quarter in 2003 increased by 27 percent to $20.1 million compared with $15.8 million in the second quarter of 2002. Contribution from operations for the first six months of the year increased by 30 percent to $38.7 million from $29.8 million in the comparable period a year ago. Increases in contribution from operations in the first and second quarters of 2003 reflect cost reductions in workers’ compensation and general liability insurance and a reduction of lease expense due to the purchase of four previously leased facilities.

George C. Zoley, Chairman and Chief Executive Officer of WCC, said, “We are very pleased with our financial performance in the second quarter of 2003. We have met our goals and continue to focus on enhancing shareholder value. The month of July marked several significant milestones for WCC. We successfully refinanced our senior secured credit facility and issued $150 million in senior unsecured notes at favorable interest rates. We also completed the sale of our interest in our UK Joint Venture, generating approximately $80 million in pre-tax proceeds. Additionally, we repurchased all 12 million shares of our common stock previously owned by Group 4 Falck.”

Zoley further stated, “The repurchase of the shares has transformed our company from a corporate subsidiary into a truly independent company with full access to the capital markets and the ability to grow at our own pace. We are very excited about our future.”

— more —

Contact: Pablo E. Paez (561) 999-7306	www.wcc-corrections.com

2-2-2	WACKENHUT CORRECTIONS CORPORATION REPORTS SECOND QUARTER RESULTS

The Company has scheduled a conference call and simultaneous web-cast at 2:30 PM (EDT) today to discuss the second quarter financial results as well as discuss the Company’s progress and outlook. The U.S. call-in number is 1-800-839-6806 and the international call-in number is 1-402-220-3724. In addition, a live web-cast of the conference call may be accessed on the Company’s investor relations home page at www.wcc-corrections.com. The web-cast will be available on the website for 30 days. A telephonic replay of the conference call will be available until September 8, 2003 at 1-800-839-6806.

WCC is a world leader in the delivery of correctional and detention management, health and mental health services to federal, state and local government agencies around the globe. WCC offers a turnkey approach that includes design, construction, financing and operations. The Company represents 31 government clients servicing 48 facilities in the United States, Australia, South Africa, New Zealand, and Canada with a total design capacity of approximately 36,000 beds.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) WCC’s ability to meet its earnings guidance for 2003 given the various risks to which its business is exposed; (2) WCC’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with WCC’s ability to control operating costs associated with contract start-ups; (4) WCC’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into WCC’s operations without substantial costs; (5) WCC’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) WCC’s ability to obtain future financing on acceptable terms; (7) WCC’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in WCC’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.

Second quarter and six months financial tables to follow:

Contact: Pablo E. Paez (561) 999-7306	www.wcc-corrections.com

WACKENHUT CORRECTIONS CORPORATION

Consolidated Statements of Income
For the thirteen weeks and twenty-six weeks ended
June 29, 2003 and June 30, 2002
(In thousands, except per share and operating data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002

Revenues	$153,207	$141,192	$298,461	$281,374
Operating Expenses	129,540	122,984	252,840	246,648
Depreciation and Amortization	3,606	2,439	6,919	4,924

Contribution from Operations	20,061	15,769	38,702	29,802

G & A Expense	10,115	8,286	19,050	16,401

Operating Income	9,946	7,483	19,652	13,401

Interest Income	1,415	1,067	2,544	2,116
Interest Expense	(3,088)	(776)	(6,091)	(1,674)
Income Before Income Taxes and Equity in Earnings of Affiliates	8,273	7,774	16,105	13,843
Provision for Income Taxes	3,412	4,003	6,692	6,475
Income Before Equity in Earnings of Affiliates	4,861	3,771	9,413	7,368
Equity in Earnings of Affiliates, net of tax	1,438	1,634	2,058	3,220

Net Income	$6,299	$5,405	$11,471	$10,588

Basic EPS	$0.30	$0.26	$0.54	$0.50
Basic Weighted Average Shares Outstanding	21,274	21,128	21,260	21,052
Diluted EPS	$0.29	$0.25	$0.54	$0.50
Diluted Weighted Average Shares Outstanding	21,412	21,353	21,368	21,314

Operating Data

		13 Weeks	13 Weeks	26 Weeks	26 Weeks
		Ended	Ended	Ended	Ended
		June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002

*	Revenue-producing beds	37,544	33,812	37,544	33,812
**	Compensated man-days	2,842,688	2,699,363	5,542,365	5,436,616
**	Average occupancy	99.1%	97.0%	99.1%	96.5%

*	Includes United Kingdom and South Africa
**	Excludes United Kingdom and South Africa

- End -

Contact: Pablo E. Paez (561) 999-7306	www.wcc-corrections.com